EXHIBIT 99.1

Republic Services, Inc. Reports
Third Quarter Results

●	Company Reports Third Quarter Earnings of $0.61 Per Share and $0.53 Per Share As Adjusted
●	Revenue Growth Includes Average Yield of 2.5 Percent and Volume Increases of 0.6 Percent
●	Board Adds $900 Million to Share Repurchase Authorization

PHOENIX (Oct. 29, 2015) - Republic Services, Inc. (NYSE: RSG) today reported net income of $215.0 million, or $0.61 per diluted share, for the three months ended Sept. 30, 2015, versus $185.8 million, or $0.52 per diluted share, for the comparable 2014 period. Excluding certain benefits and expenses, on an adjusted basis, net income for the three months ended Sept. 30, 2015, was $184.7 million, or $0.53 per diluted share, versus $186.0 million, or $0.52 per diluted share, for the comparable 2014 period.

For the nine months ended Sept. 30, 2015, net income was $577.7 million, or $1.64 per diluted share, versus $497.3 million, or $1.39 per diluted share, for the comparable 2014 period. On an adjusted basis, net income for the nine months ended Sept. 30, 2015, was $547.4 million, or $1.55 per diluted share, versus $522.1 million, or $1.46 per diluted share, for the comparable 2014 period.

"Our results continue to demonstrate the progress we have made with our strategy of profitable growth through differentiation, while capturing the benefits of a steady improvement in solid waste trends," said Donald W. Slager, president and chief executive officer. "Our initiatives are delivering strong results through a heightened focus on the customer experience and improving service delivery, while reducing costs through operational programs and efficiencies."

Mr. Slager added, "We are pleased with our performance and remain well-positioned to achieve our full-year financial guidance which we raised in July. Our Board recently approved an additional $900 million to our share repurchase authorization, which continues to demonstrate the confidence we have in our free cash flow generation and our commitment to increase cash returns to shareholders."

Third Quarter Financial Highlights:

*	Adjusted diluted EPS was $0.53 per share and year-to-date adjusted free cash flow was $603 million; both were in-line with our expectations.

*	Revenue growth from average yield was 2.5 percent and volumes increased 0.6 percent. This reflects our ability to grow price and volume simultaneously.

*	Core price was 3.6 percent, which consisted of 4.7 percent in the open market and 1.8 percent in the restricted portion of our business.

*
Adjusted EBITDA margin was consistent with the prior year at 28.1 percent of revenue. Margin expansion in our solid waste business primarily from lower fuel costs was offset by headwinds in our recycling business and the impact of recent acquisitions.

*
Year-to-date adjusted EBITDA margin was 28.4 percent of revenue, an improvement of 40 basis points from the prior year, primarily due to the positive impact from higher pricing levels and lower fuel costs.

*
In the third quarter we returned approximately $191 million to our shareholders through share repurchases and dividends. We have returned approximately $594 million to shareholders on a year-to-date basis.

*	Our Board approved a $900 million increase to our existing share repurchase authorization, and extended the term through Dec. 31, 2017.

Third Quarter Operational Highlights:

*	We further advanced our revenue enhancing initiatives that are focused on creating a better customer experience and further differentiating our service offering. For example:

•	Continued growth with our MyResourceTM customer portal and mobile app with approximately 1.1 million customers active and enrolled, significantly enhancing customer interaction and connectivity;
•90 percent of our sales force has been trained on Priority Based Selling; and,

•	We have over 400 contracts with approximately $200 million in annual revenue that now use an alternative index for the annual price adjustment.

*	We continue to make progress on our fleet-based initiatives designed to improve productivity and lower costs. Currently:

•16 percent of our fleet operates on natural gas;
•71 percent of our residential fleet is automated; and,
•74 percent of our fleet is certified under our standardized maintenance program.

Fiscal Year 2016 Preliminary Outlook

The Company is providing its preliminary outlook for 2016. This does not represent full detailed guidance, but rather a point-in-time estimate based on current projections of 2015 performance, early reviews of the 2016 budget process and current economic conditions. Consistent with prior practice, we will provide formal guidance in February 2016 once the budget process is complete and full year 2015 results are reported.

2016 Preliminary Outlook:

•
Diluted earnings per share is expected to be in a range of $2.13 to $2.17. This assumes an effective tax rate of 39.5 percent, which results in a 3-cent tax headwind compared to our expected 2015 results.

•
Adjusted free cash flow is expected to be in a range of $790 million to $810 million. Adjusted free cash flow consists of cash provided by operating activities, less property and equipment received, plus proceeds from the sales of property and equipment and withdrawal payments related to Central States Pension Fund, net of tax.

Mr. Slager commented, "Our preliminary outlook represents mid- to high- single digit growth excluding the anticipated increase in our effective tax rate. This level of growth is strong given the impact low CPI will have on our indexed-based pricing."

Company Declares Quarterly Dividend

Republic announced today that its Board of Directors declared a regular quarterly dividend of $0.30 per share for shareholders of record on Jan. 4, 2016. The dividend will be paid on Jan. 15, 2016.

Presentation of Certain Non-GAAP Measures

Adjusted diluted earnings per share, adjusted net income, adjusted EBITDA, and adjusted free cash flow are described in the Reconciliation of Certain Non-GAAP Measures section of this document. Adjusted diluted earnings per share and adjusted free cash flow guidance for 2015 is described in the 2015 Financial Guidance section of this document.

About Republic Services

Republic Services, Inc. (NYSE: RSG) is an industry leader in U.S. recycling and non-hazardous solid waste. Through its subsidiaries, Republic’s collection companies, recycling centers, transfer stations and landfills focus on providing effective solutions to make proper waste disposal effortless for their commercial, industrial, municipal, residential and oilfield customers. We’ll handle it from here.TM, the brand's tagline, lets customers know they can count on Republic to provide a superior experience while fostering a sustainable Blue PlanetTM for future generations to enjoy a cleaner, safer and healthier world.

For more information, visit the Republic Services website at RepublicServices.com. “Like” Republic on Facebook at www.facebook.com/RepublicServices and follow on Twitter @RepublicService.

For more information, contact:

Media Inquiries	Investor Inquiries

Darcie Brossart (480) 627-2700	Brian DelGhiaccio (480) 627-2741

media@RepublicServices.com	investor@RepublicServices.com

###

SUPPLEMENTAL UNAUDITED FINANCIAL INFORMATION
AND OPERATING DATA

REPUBLIC SERVICES, INC.
CONSOLIDATED BALANCE SHEETS
(in millions, except per share amounts)

	September 30,	December 31,
	2015	2014
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$102.5	$75.2
Accounts receivable, less allowance for doubtful accounts and other of $50.2 and $38.9, respectively	988.8	930.4
Prepaid expenses and other current assets	236.8	263.4
Deferred tax assets	116.2	122.0
Total current assets	1,444.3	1,391.0
Restricted cash and marketable securities	107.2	115.6
Property and equipment, net	7,553.2	7,165.3
Goodwill	11,128.3	10,830.9
Other intangible assets, net	258.6	298.9
Other assets	300.2	292.3
Total assets	$20,791.8	$20,094.0
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$560.8	$527.3
Notes payable and current maturities of long-term debt	5.4	10.4
Deferred revenue	316.5	306.3
Accrued landfill and environmental costs, current portion	179.2	164.3
Accrued interest	69.4	67.0
Other accrued liabilities	769.2	750.7
Total current liabilities	1,900.5	1,826.0
Long-term debt, net of current maturities	7,555.6	7,050.8
Accrued landfill and environmental costs, net of current portion	1,676.9	1,677.5
Deferred income taxes	1,133.4	1,149.0
Insurance reserves, net of current portion	281.5	298.0
Other long-term liabilities	441.7	344.9
Commitments and contingencies
Stockholders' equity:
Preferred stock, par value $0.01 per share; 50 shares authorized; none issued	—	—
Common stock, par value $0.01 per share; 750 shares authorized; 416.7 and 414.4 issued including shares held in treasury, respectively	4.2	4.1
Additional paid-in capital	6,952.3	6,876.9
Retained earnings	3,070.3	2,795.0
Treasury stock, at cost (69.0 and 61.7 shares, respectively)	(2,200.4)	(1,901.8)
Accumulated other comprehensive loss, net of tax	(26.6)	(28.9)
Total Republic Services, Inc. stockholders' equity	7,799.8	7,745.3
Noncontrolling interests	2.4	2.5
Total stockholders' equity	7,802.2	7,747.8
Total liabilities and stockholders' equity	$20,791.8	$20,094.0

REPUBLIC SERVICES, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenue	$2,344.0	$2,267.9	$6,824.8	$6,574.2
Expenses:
Cost of operations	1,390.2	1,401.1	4,114.9	4,102.7
Depreciation, amortization and depletion	247.1	235.6	726.3	679.0
Accretion	19.7	19.5	59.2	58.4
Selling, general and administrative	244.1	229.0	719.5	663.8
Negotiation and withdrawal costs - Central States Pension and Other Funds	—	0.3	—	1.8
Restructuring charges	—	—	—	1.8
Operating income	442.9	382.4	1,204.9	1,066.7
Interest expense	(91.8)	(87.0)	(272.0)	(260.8)
Loss on extinguishment of debt	—	—	—	(1.4)
Interest income	0.1	0.1	0.6	0.6
Other (expense) income, net	(0.4)	(0.1)	0.5	1.2
Income before income taxes	350.8	295.4	934.0	806.3
Provision for income taxes	135.6	109.6	356.0	308.9
Net income	215.2	185.8	578.0	497.4
Net income attributable to noncontrolling interests	(0.2)	—	(0.3)	(0.1)
Net income attributable to Republic Services, Inc.	$215.0	$185.8	$577.7	$497.3
Basic earnings per share attributable to Republic Services, Inc. stockholders:
Basic earnings per share	$0.62	$0.52	$1.65	$1.39
Weighted average common shares outstanding	348.9	356.3	351.0	357.4
Diluted earnings per share attributable to Republic Services, Inc. stockholders:
Diluted earnings per share	$0.61	$0.52	$1.64	$1.39
Weighted average common and common equivalent shares outstanding	350.3	357.7	352.4	358.8
Cash dividends per common share	$0.30	$0.28	$0.86	$0.80

REPUBLIC SERVICES, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
	Nine Months Ended September 30,
	2015	2014
Cash provided by operating activities:
Net income	$578.0	$497.4
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation, amortization, depletion and accretion	785.5	737.4
Non-cash interest expense	35.2	33.6
Restructuring related charges	—	1.8
Stock-based compensation	15.1	14.2
Deferred tax benefit	(12.3)	(4.7)
Provision for doubtful accounts, net of adjustments	17.3	16.3
Loss on extinguishment of debt	—	1.4
Gain on disposition of assets, net and asset impairments	(1.6)	(4.7)
Environmental adjustments	(1.3)	36.2
Excess income tax benefit from stock-based compensation activity and other non-cash items	(7.0)	(3.3)
Change in assets and liabilities, net of effects from business acquisitions and divestitures:
Accounts receivable	(39.8)	(77.8)
Prepaid expenses and other assets	(64.2)	(28.0)
Accounts payable	11.7	(2.3)
Restructuring expenditures	—	(1.0)
Capping, closure and post-closure expenditures	(50.4)	(36.5)
Remediation expenditures	(50.1)	(75.0)
Other liabilities	108.4	(3.4)
Cash provided by operating activities	1,324.5	1,101.6
Cash used in investing activities:
Purchases of property and equipment	(732.0)	(683.1)
Proceeds from sales of property and equipment	17.1	13.9
Cash used in business acquisitions, net of cash acquired	(535.9)	(73.5)
Change in restricted cash and marketable securities	8.4	36.2
Other	(0.8)	(4.5)
Cash used in investing activities	(1,243.2)	(711.0)
Cash used in financing activities:
Proceeds from notes payable and long-term debt	895.4	939.8
Proceeds from issuance of senior notes, net of discount	497.9	—
Payments of notes payable and long-term debt	(908.9)	(951.0)
Fees paid to issue senior notes and retire certain hedging relationships	(3.2)	(4.0)
Issuances of common stock	52.3	79.5
Excess income tax benefit from stock-based compensation activity	6.2	3.6
Purchases of common stock for treasury	(293.3)	(277.5)
Cash dividends paid	(295.0)	(279.1)
Distributions paid to noncontrolling interests	(0.4)	(0.4)
Other	(5.0)	(1.8)
Cash used in financing activities	(54.0)	(490.9)
Increase (decrease) in cash and cash equivalents	27.3	(100.3)
Cash and cash equivalents at beginning of year	75.2	213.3
Cash and cash equivalents at end of period	$102.5	$113.0

You should read the following information in conjunction with our audited consolidated financial statements and notes thereto appearing in our Annual Report on Form 10-K as of and for the year ended December 31, 2014. All amounts below are in millions and as a percentage of our revenue, except per share data.
REVENUE
The following table reflects our total revenue by line of business for the three and nine months ended September 30, 2015 and 2014:

	Three Months Ended September 30,				Nine Months Ended September 30,
	2015		2014		2015		2014
Collection:
Residential	$564.9	24.1%	$551.9	24.4%	$1,682.4	24.7%	$1,639.4	25.0%
Commercial	704.2	30.0	685.8	30.2	2,098.1	30.7	2,027.1	30.8
Industrial	497.5	21.2	471.5	20.8	1,413.0	20.7	1,329.0	20.2
Other	10.7	0.5	9.3	0.4	29.3	0.4	27.7	0.4
Total collection	1,777.3	75.8	1,718.5	75.8	5,222.8	76.5	5,023.2	76.4
Transfer	289.2		279.1		831.7		793.0
Less: intercompany	(174.9)		(169.6)		(510.2)		(486.9)
Transfer, net	114.3	4.9	109.5	4.8	321.5	4.7	306.1	4.7
Landfill	536.6		529.4		1,524.5		1,484.7
Less: intercompany	(246.4)		(243.4)		(714.3)		(698.9)
Landfill, net	290.2	12.4	286.0	12.6	810.2	11.9	785.8	12.0
E&P waste services	22.0	0.9	10.4	0.5	72.8	1.1	29.3	0.4
Other:
Sale of recycled commodities	99.4	4.2	101.6	4.5	277.7	4.1	307.7	4.7
Other non-core	40.8	1.8	41.9	1.8	119.8	1.7	122.1	1.8
Total other	140.2	6.0	143.5	6.3	397.5	5.8	429.8	6.5
Total revenue	$2,344.0	100.0%	$2,267.9	100.0%	$6,824.8	100.0%	$6,574.2	100.0%

The following table reflects changes in components of our revenue, as a percentage of total revenue, for the three and nine months ended September 30, 2015 and 2014:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Average yield	2.5%	1.4%	2.4%	1.3%
Fuel recovery fees	(1.5)	0.2	(1.3)	0.2
Total price	1.0	1.6	1.1	1.5
Volume	0.6	2.1	1.2	2.1
Recycled commodities	(0.6)	0.2	(0.8)	0.4
Total internal growth	1.0	3.9	1.5	4.0
Acquisitions / divestitures, net	2.4	0.7	2.3	0.6
Total	3.4%	4.6%	3.8%	4.6%

Core price	3.6%	3.0%	3.6%	3.1%

Average yield is defined as revenue growth from the change in average price per unit of service, expressed as a percentage. Core price is defined as price increases to our customers and fees, excluding fuel recovery, net of price decreases to retain customers. We measure changes in average yield and core price as a percentage of related-business revenue, defined as total revenue excluding recycled commodities and fuel recovery fees, to determine the effectiveness of our pricing strategies. Average yield as a percentage of related-business revenue was 2.8% and 2.6% for the three and nine months ended September 30, 2015, respectively, and 1.5% and 1.4% for the same periods in 2014, respectively. Core price as a percentage of related-business revenue was 4.0% for each of the three and nine months ended September 30, 2015, and 3.2% and 3.4% for the same periods in 2014.
COST OF OPERATIONS
The following table summarizes the major components of our cost of operations for the three and nine months ended September 30, 2015 and 2014:

	Three Months Ended September 30,				Nine Months Ended September 30,
	2015		2014		2015		2014
Labor and related benefits	$475.5	20.3%	$437.7	19.3%	$1,379.0	20.2%	$1,280.9	19.5%
Transfer and disposal costs	188.4	8.0	179.1	7.9	537.6	7.9	505.4	7.7
Maintenance and repairs	223.7	9.5	202.7	8.9	636.5	9.3	584.0	8.9
Transportation and subcontract costs	132.6	5.7	129.1	5.7	382.0	5.6	374.0	5.7
Fuel	94.9	4.0	130.4	5.8	288.9	4.2	394.1	6.0
Franchise fees and taxes	115.1	4.9	111.4	4.9	332.2	4.9	318.5	4.8
Landfill operating costs	35.3	1.5	36.2	1.6	110.2	1.6	109.9	1.7
Risk management	43.6	1.9	55.1	2.4	118.9	1.8	135.9	2.1
Cost of goods sold	43.7	1.9	42.9	1.9	125.2	1.8	130.7	2.0
Other	87.4	3.7	76.5	3.4	254.4	3.7	233.2	3.5
Subtotal	1,440.2	61.4	1,401.1	61.8	4,164.9	61.0	4,066.6	61.9
Bridgeton (insurance recovery) / remediation charge	(50.0)	(2.1)	—	—	(50.0)	(0.7)	36.1	0.5
Total cost of operations	$1,390.2	59.3%	$1,401.1	61.8%	$4,114.9	60.3%	$4,102.7	62.4%
These cost categories may change from time to time and may not be comparable to similarly titled categories used by other companies. As such, you should take care when comparing our cost of operations by cost component to that of other companies.
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
The following table summarizes our selling, general and administrative expenses for the three and nine months ended September 30, 2015 and 2014:

	Three Months Ended September 30,				Nine Months Ended September 30,
	2015		2014		2015		2014
Salaries	$158.6	6.8%	$144.3	6.4%	$466.9	6.8%	$425.8	6.5%
Provision for doubtful accounts	6.2	0.2	7.9	0.3	17.3	0.3	16.3	0.2
Other	79.3	3.4	76.8	3.4	235.3	3.4	221.7	3.4
Total selling, general and administrative expenses	$244.1	10.4%	$229.0	10.1%	$719.5	10.5%	$663.8	10.1%

These cost categories may change from time to time and may not be comparable to similarly titled categories used by other companies. As such, you should take care when comparing our selling, general and administrative expenses by cost component to those of other companies.

RECONCILIATION OF CERTAIN NON-GAAP MEASURES
EBITDA
The following table calculates EBITDA, which is not a measure determined in accordance with U.S. generally accepted accounting principles (U.S. GAAP), for the three and nine months ended September 30, 2015 and 2014:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net income attributable to Republic Services, Inc.	$215.0	$185.8	$577.7	$497.3
Net income attributable to noncontrolling interests	0.2	—	0.3	0.1
Provision for income taxes	135.6	109.6	356.0	308.9
Other expense (income), net	0.4	0.1	(0.5)	(1.2)
Interest income	(0.1)	(0.1)	(0.6)	(0.6)
Loss on extinguishment of debt	—	—	—	1.4
Interest expense	91.8	87.0	272.0	260.8
Depreciation, amortization and depletion	247.1	235.6	726.3	679.0
Accretion	19.7	19.5	59.2	58.4
EBITDA	$709.7	$637.5	$1,990.4	$1,804.1
We believe that presenting EBITDA is useful to investors because it provides important information concerning our operating performance exclusive of certain non-cash and other costs. EBITDA demonstrates our ability to execute our financial strategy, which includes reinvesting in existing capital assets to ensure a high level of customer service, investing in capital assets to facilitate growth in our customer base and services provided, maintaining our investment grade credit rating and minimizing debt, paying cash dividends and repurchasing our common stock, and maintaining and improving our market position through business optimization. This measure has limitations. Although depreciation, depletion, amortization and accretion are considered operating costs in accordance with U.S. GAAP, they represent the allocation of non-cash costs generally associated with long-lived assets acquired or constructed in prior years. Our definition of EBITDA may not be comparable to similarly titled measures presented by other companies.
Adjusted Earnings
Reported diluted earnings per share were $0.61 and $1.64 for the three and nine months ended September 30, 2015, respectively, as compared to $0.52 and $1.39 for the same periods in 2014. During each of the three and nine months ended September 30, 2015 and 2014, we recorded a number of charges, other expenses and benefits that impacted our EBITDA, pre-tax income, net income attributable to Republic Services, Inc. (net income – Republic) and diluted earnings per share.

	Three Months Ended September 30, 2015				Three Months Ended September 30, 2014
			Net	Diluted			Net	Diluted
		Pre-tax	Income -	Earnings		Pre-tax	Income -	Earnings
	EBITDA	Income	Republic	per Share	EBITDA	Income	Republic	per Share
As reported	$709.7	$350.8	$215.0	$0.61	$637.5	$295.4	$185.8	$0.52
Bridgeton insurance recovery	(50.0)	(50.0)	(30.3)	(0.08)	—	—	—	—
Negotiation and withdrawal costs - Central States Pension and Other Funds	—	—	—	—	0.3	0.3	0.2	0.00
Total adjustments	(50.0)	(50.0)	(30.3)	(0.08)	0.3	0.3	0.2	0.00
As adjusted	$659.7	$300.8	$184.7	$0.53	$637.8	$295.7	$186.0	$0.52

	Nine Months Ended September 30, 2015				Nine Months Ended September 30, 2014
			Net	Diluted			Net	Diluted
		Pre-tax	Income -	Earnings		Pre-tax	Income -	Earnings
	EBITDA	Income	Republic	per Share(2)	EBITDA	Income	Republic	per Share
As reported	$1,990.4	$934.0	$577.7	$1.64	$1,804.1	$806.3	$497.3	$1.39
Bridgeton (insurance recovery) / remediation charge	(50.0)	(50.0)	(30.3)	(0.08)	36.1	36.1	21.8	0.06
Negotiation and withdrawal costs - Central States Pension and Other Funds(1)	—	—	—	—	1.8	1.8	1.1	0.00
Restructuring charges(1)	—	—	—	—	1.8	1.8	1.0	0.00
Loss on extinguishment of debt (1)	—	—	—	—	—	1.4	0.9	0.00
Total adjustments	(50.0)	(50.0)	(30.3)	(0.08)	39.7	41.1	24.8	0.07
As adjusted	$1,940.4	$884.0	$547.4	$1.55	$1,843.8	$847.4	$522.1	$1.46

(1) The aggregate impact of these items noted to adjusted diluted earnings per share totals to $0.01 for the nine months ended September 30, 2014.
(2) Line items in this column do not total to $1.55 per share due to rounding.
We believe that presenting adjusted EBITDA, adjusted pre-tax income, adjusted net income – Republic, and adjusted diluted earnings per share, which are not measures determined in accordance with U.S. GAAP, provides an understanding of operational activities before the financial impact of certain items. We use these measures, and believe investors will find them helpful, in understanding the ongoing performance of our operations separate from items that have a disproportionate impact on our results for a particular period. We have incurred comparable charges and costs and have recorded similar recoveries in prior periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. In the case of the Bridgeton remediation charges and insurance recoveries, we are adjusting such amounts due to their significant effect on our operating results; however, in the ordinary course of our business, we often incur remediation charges and recoveries that we do not adjust from our operating results. Our definitions of adjusted EBITDA, adjusted pre-tax income, adjusted net income – Republic, and adjusted diluted earnings per share may not be comparable to similarly titled measures presented by other companies.
Adjusted Free Cash Flow
The following table calculates our adjusted free cash flow, which is not a measure determined in accordance with U.S. GAAP, for the nine months ended September 30, 2015 and 2014:

	Nine Months Ended September 30,
	2015	2014
Cash provided by operating activities	$1,324.5	$1,101.6
Property and equipment received	(746.7)	(691.6)
Proceeds from sales of property and equipment	17.1	13.9
Cash paid related to negotiation and withdrawal costs - Central States Pension and Other Funds, net of tax	7.4	8.0
Restructuring payments, net of tax	0.6	0.6
Adjusted free cash flow	$602.9	$432.5
We believe that presenting adjusted free cash flow provides useful information regarding our recurring cash provided by operating activities after certain payments. It also demonstrates our ability to execute our financial strategy and is a key metric we use to determine compensation. The presentation of adjusted free cash flow has material limitations. Adjusted free cash flow does not represent our cash flow available for discretionary payments because it excludes certain payments that are required or to which we have committed, such as debt service requirements and dividend payments. Our definition of adjusted free cash flow may not be comparable to similarly titled measures presented by other companies.

Purchases of property and equipment as reflected on our consolidated statements of cash flows and the adjusted free cash flow presented above represent amounts paid during the period for such expenditures. A reconciliation of property and equipment reflected on our consolidated statements of cash flows to property and equipment received during the period follows for the three and nine months ended September 30, 2015 and 2014:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Purchases of property and equipment per the unaudited consolidated statements of cash flows	$232.8	$210.2	$732.0	$683.1
Adjustments for property and equipment received during the prior period but paid for in the following period, net	9.3	(6.8)	14.7	8.5
Property and equipment received during the period	$242.1	$203.4	$746.7	$691.6

The adjustments noted above do not affect our net change in cash and cash equivalents as reflected in our consolidated statements of cash flows.
ACCOUNTS RECEIVABLE
As of September 30, 2015 and December 31, 2014, accounts receivable were $988.8 million and $930.4 million, net of allowance for doubtful accounts and other of $50.2 million and $38.9 million, respectively, resulting in days sales outstanding, net of acquisitions, of 38 (or 25 net of deferred revenue).
CASH DIVIDENDS
In July 2015, we paid a cash dividend of $97.8 million to shareholders of record as of July 1, 2015. As of September 30, 2015, we recorded a quarterly dividend payable of $104.3 million to shareholders of record at the close of business on October 1, 2015, which was paid on October 15, 2015.
STOCK REPURCHASE PROGRAM
During the three months ended September 30, 2015, we repurchased 2.3 million shares of our stock for $93.8 million at a weighted average cost per share of $40.89. In addition, as of September 30, 2015, 0.1 million repurchased shares were pending settlement and $5.3 million were unpaid and included within other accrued liabilities.
As of September 30, 2015, we had 347.7 million shares of common stock issued and outstanding.
2015 FINANCIAL GUIDANCE
Adjusted Diluted Earnings per Share
We are not changing our 2015 adjusted diluted earnings per share guidance. Our 2015 presentation has been updated to exclude the favorable impact of an insurance recovery related to our closed Bridgeton Landfill in Missouri. The following is a summary of anticipated adjusted diluted earnings per share for the year ending December 31, 2015, which is not a measure determined in accordance with U.S. GAAP:

(Anticipated) Year Ending December 31, 2015
Diluted earnings per share	$2.10 - $2.13
Bridgeton insurance recovery	(0.08)
Adjusted diluted earnings per share	$2.02 - $2.05
We believe that presenting adjusted diluted earnings per share, which excludes Bridgeton insurance recoveries, provides an understanding of operational activities before the financial impact of certain items. We use this measure, and believe investors will find it helpful, in understanding the ongoing performance of our operations separate from items that have a disproportionate impact on our results for a particular period. We have incurred comparable benefits in prior periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. Our definition of adjusted diluted earnings per share may not be comparable to similarly titled measures presented by other companies.

Adjusted Free Cash Flow
We are not changing our 2015 adjusted free cash flow guidance. Our 2015 presentation has been updated to exclude the favorable impact of an insurance recovery related to our closed Bridgeton Landfill in Missouri. Our anticipated adjusted free cash flow for the year ending December 31, 2015, which is not a measure determined in accordance with U.S. GAAP, is calculated as follows:

(Anticipated) Year Ending December 31, 2015
Cash provided by operating activities	$ 1,660 - 1,685
Property and equipment received	(940)
Proceeds from sales of property and equipment	20
Cash paid related to negotiation and withdrawal costs - Central States Pension and Other Funds, net of tax	10
Bridgeton insurance recovery, net of tax	(30)
Adjusted free cash flow	$ 720 - 745
We believe that presenting adjusted free cash flow provides useful information regarding our recurring cash provided by operating activities after certain expenditures. It also demonstrates our ability to execute our financial strategy and is a key metric we use to determine compensation. The presentation of adjusted free cash flow has material limitations. Adjusted free cash flow does not represent our cash flow available for discretionary expenditures because it excludes certain expenditures that are required or to which we have committed such as debt service requirements and dividend payments. Our definition of adjusted free cash flow may not be comparable to similarly titled measures presented by other companies.
INFORMATION REGARDING FORWARD-LOOKING STATEMENTS
This press release contains certain forward-looking information about us that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Words such as “guidance,” “expect,” “will,” “may,” “anticipate,” “plan,” “estimate,” “project,” “intend,” “should,” “can,” “likely,” “could,” “outlook” and similar expressions are intended to identify forward-looking statements. These statements include statements about our plans, strategies and prospects. Forward-looking statements are not guarantees of performance. These statements are based upon the current beliefs and expectations of our management and are subject to risk and uncertainties that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot assure you that the expectations will prove to be correct. Among the factors that could cause actual results to differ materially from the expectations expressed in the forward-looking statements are:

•
general economic and market conditions, including inflation and changes in commodity pricing, fuel, interest rates, labor, risk, health insurance and other variable costs that generally are not within our control, and our exposure to credit and counterparty risk;

•
whether our estimates and assumptions concerning our selected balance sheet accounts, income tax accounts, final capping, closure, post-closure and remediation costs, available airspace, and projected costs and expenses related to our landfills and property and equipment (including our estimates of the fair values of the assets and liabilities acquired in our acquisition of Allied Waste Industries, Inc.), and labor, fuel rates and economic and inflationary trends, turn out to be correct or appropriate;

•	competition and demand for services in the solid waste industry;

•	price increases to our customers may not be adequate to offset the impact of increased costs, including labor, third-party disposal and fuel, and may cause us to lose volume;

•	our ability to manage growth and execute our growth strategy;

•
our compliance with, and future changes in, environmental and flow control regulations and our ability to obtain approvals from regulatory agencies in connection with operating and expanding our landfills;

•
the impact on us of our substantial indebtedness, including on our ability to obtain financing on acceptable terms to finance our operations and growth strategy and to operate within the limitations imposed by financing arrangements;

•	our ability to retain our investment grade ratings for our debt;

•	our dependence on key personnel;

•	our dependence on large, long-term collection, transfer and disposal contracts;

•	our business is capital intensive and may consume cash in excess of cash flow from operations;

•	any exposure to environmental liabilities or remediation requirements, to the extent not adequately covered by insurance, could result in substantial expenses;

•	risks associated with undisclosed liabilities of acquired businesses;

•	risks associated with pending and future legal proceedings, including litigation, audits or investigations brought by or before any governmental body;

•
severe weather conditions, including those brought about by climate change, which could impair our financial results by causing increased costs, loss of revenue, reduced operational efficiency or disruptions to our operations;

•
compliance with existing and future legal and regulatory requirements, including limitations or bans on disposal of certain types of wastes or on the transportation of waste, which could limit our ability to conduct or grow our business, increase our costs to operate or require additional capital expenditures;

•
potential increases in our costs if we are required to provide additional funding to any multiemployer pension plan to which we contribute or if a withdrawal event occurs with respect to any multiemployer pension plan to which we contribute;

•	the negative impact on our operations of union organizing campaigns, work stoppages or labor shortages;

•	the negative effect that trends toward requiring recycling, waste reduction at the source and prohibiting the disposal of certain types of wastes could have on volumes of waste going to landfills;

•	changes by the Financial Accounting Standards Board or other accounting regulatory bodies to generally accepted accounting principles or policies;

•	a cyber-security incident could negatively impact our business and our relationships with customers; and

•
acts of war, riots or terrorism, including the continuing war on terrorism, as well as actions taken or to be taken by the United States or other governments as a result of further acts or threats of terrorism, and the impact of these acts on economic, financial and social conditions in the United States.

The risks included here are not exhaustive. Refer to “Part I, Item 1A — Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2014 for further discussion regarding our exposure to risks. You should be aware that any forward-looking statement made by us in this press release, speaks only as of the date on which we make it. Additionally, new risk factors emerge from time to time and it is not possible for us to predict all such risk factors, or to assess the impact such risk factors might have on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements made in this press release. You should not place undue reliance on these forward-looking statements. Except to the extent required by applicable law or regulation, we undertake no obligation to update or publish revised forward-looking statements to reflect events or circumstances after the date of this press release, or to reflect the occurrence of unanticipated events.